PLAN OF ACQUISITION
MidCap Value Fund II and
MidCap Value Fund I

         The Board of Directors of Principal Funds, Inc., a Maryland
corporation (the "Fund"), deems it advisable that MidCap Value Fund I series of the Fund ("MidCap Value I") acquire all of the assets of
MidCap Value Fund II series of the Fund ("MidCap Value II") in exchange for the assumption by MidCap Value I of all of the liabilities of
MidCap Value II and shares issued by MidCap Value I which are thereafter to be distributed by MidCap Value II pro rata to its shareholders in complete liquidation and termination of MidCap Value II and in exchange for all of MidCap Value II 's outstanding shares.
         MidCap Value II will transfer to MidCap Value I, and MidCap Value
I will acquire from MidCap Value II , all of the assets of MidCap Value
II on the Closing Date and will assume from MidCap Value II all of the liabilities of MidCap Value II in exchange for the issuance of the number of shares of MidCap Value I determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of MidCap Value II in complete liquidation and termination of MidCap Value II and in exchange for all of MidCap Value
II 's outstanding shares.  MidCap Value II will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by MidCap Value II in proper form prior to the
Closing Date shall be fulfilled by MidCap Value II.  Redemption requests received by MidCap Value II thereafter will be treated as requests for redemption of those shares of MidCap Value I allocable to the shareholder in question.
         MidCap Value II will declare, and MidCap Value I may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income
(computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.
         On the Closing Date, MidCap Value I will issue to MidCap Value II a number of full and fractional shares of MidCap Value I, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of MidCap Value II.  The aggregate value of the net assets of MidCap Value II and MidCap Value I shall be determined in accordance with the then current Prospectus of
MidCap Value I as of close of regularly scheduled trading on the New
York Stock Exchange on the Closing Date.
         The closing of the transactions contemplated in this Plan (the
"Closing") shall be held at the offices of Principal Management
Corporation, 680 8th Street, Des Moines, Iowa 50392 at 3:00 p.m.
Central Time on May 1, 2009, or on such earlier or later date as fund management may determine.  The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."
         In the event that on the Closing Date (a) the New York Stock
Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for MidCap Value I or MidCap Value II to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
         As soon as practicable after the Closing, MidCap Value II shall
(a) distribute on a pro rata basis to the shareholders of record of
MidCap Value II at the close of business on the Closing Date the shares of MidCap Value I received by MidCap Value II at the Closing in exchange for all of MidCap Value II 's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of
Incorporation.
         For purposes of the distribution of shares of MidCap Value I to shareholders of MidCap Value II , MidCap Value I shall credit its books an appropriate number its shares to the account of each shareholder of
MidCap Value II . No certificates will be issued for shares of MidCap
Value I. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of MidCap Value II , shall be deemed for all purposes of the
Fund's Articles of Incorporation and Bylaws to evidence the appropriate number of shares of MidCap Value I to be credited on the books of
MidCap Value I in respect of such shares of MidCap Value II as provided above.
         Prior to the Closing Date, MidCap Value II shall deliver to
MidCap Value I a list setting forth the assets to be assigned, delivered and transferred to MidCap Value I, including the securities then owned by MidCap Value II and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by MidCap Value I pursuant to this Plan.
         All of MidCap Value II 's portfolio securities shall be delivered by MidCap Value II 's custodian on the Closing Date to MidCap Value I or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment
Company Act of 1940, transferred to an account in the name of MidCap
Value I or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from MidCap Value II 's account at its custodian to MidCap Value I's account at its custodian.
If on the Closing Date MidCap Value II is unable to make good delivery to MidCap Value I's custodian of any of MidCap Value II 's portfolio securities because such securities have not yet been delivered to
MidCap Value II 's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and MidCap Value II shall deliver to MidCap
Value I's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to MidCap Value I, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by MidCap Value I.
         This Plan may be abandoned and terminated by the Board of
Directors should they determine that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the
Board of Directors at any time.
         Except as expressly provided otherwise in this Plan, MidCap Value
II will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transactions contemplated under this
Plan, including, but not limited to, accountants' fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents.
IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by Chairman and Chief Executive Officer or its Executive
Vice President as of the 22nd day of December, 2008.

PRINCIPAL FUNDS, INC.
on behalf of the following
Acquired Fund:
MidCap Value Fund II

By: /s/ Ralph C. Eucher
Ralph C. Eucher, Chairman and
Chief Executive Officer

PRINCIPAL FUNDS, INC.
on behalf of the following
Acquiring Fund:
MidCap Value Fund I

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice
President